Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward- looking statements contained in the following discussion and analysis. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

AppHarvest was founded on January 19, 2018 and is a sustainable food company creating a resilient and scalable ecosystem of applied technology greenhouses to serve the rapidly growing consumer demand for fresh, chemical-free, non-GMO fruits, vegetables and related products. Our operating greenhouse in Morehead, Kentucky is, and we expect our in-development portfolio of greenhouses will be, among the largest and most advanced agricultural facilities in the world. We are combining conventional agricultural techniques with the latest in controlled environment agriculture (“CEA”) technology to grow high-quality fruits and vegetables throughout the year. We are also committed to advancing the interests of the communities where we operate by providing compelling long-term career opportunities to the local workforce, partnering with educational institutions, such as the University of Kentucky, local high schools, and technical schools, to create programs that mutually benefit students, researchers and our own operations and to lay the foundation for Appalachia to become the AgTech capital of North America.

Our operations to date have been limited to organizing and staffing, business planning, raising capital, and acquiring and developing properties for CEA. In October 2020, we partially opened our first CEA facility in Morehead, Kentucky, which we estimate can cultivate more than 720,000 tomato plants with an approximate yield of more than 40 million pounds per year. We harvested our first crop of beefsteak tomatoes in January 2021, and our first AppHarvest tomatoes were available in grocery stores shortly thereafter. We are currently constructing two additional CEA facilities in Berea and Richmond, both in Madison County, Kentucky. We began recognizing revenue in connection with our first harvest in January 2021 and have generated no revenues prior to that date.

Morehead Facility

On April 15, 2019, we entered into a mortgage loan with Equilibrium Controlled Environment Foods Fund, LLC (together with its affiliates, “Equilibrium”) to finance our purchase of land from a third party in Morehead, Kentucky. The loan had a principal balance of $3,481,222 and bore interest at 8.00% per year.

On May 13, 2019, we entered a series of agreements with Equilibrium, resulting in the sale of the legal entity that we had established to purchase the land in Morehead, Kentucky. The net assets of the entity sold to Equilibrium included the land, related permitting and the mortgage note owed to Equilibrium. On that same date, we also entered into a Master Lease Agreement (the “Master Lease Agreement”) with Morehead Farm LLC (“Morehead Farm”) for an indoor controlled agriculture facility on a portion of the land acquired in the preceding transaction. The Master Lease Agreement had an initial term of 20 years commencing at substantial completion of construction and included a ground lease for the related land. Lease payments under the Master Lease Agreement consisted of a base rent calculated as a percentage of defined construction costs, certain non-lease costs and rent based on gross revenues generated from the Morehead facility. Based on estimates of lease construction cost, the lease payments were expected to be at least $10.4 million per year with aggregate lease payments over the 20-year term to exceed $200 million. Equilibrium maintains an option to sell, and we are required to purchase, any excess land not otherwise utilized by the construction of the Morehead facility at a price equal to the original cost of acquisition. During the term of the Master Lease Agreement, we have a right of first refusal to purchase the Morehead land. We have accounted for the transfer of the land to Equilibrium as a financing transaction. At December 31, 2020 and 2019, the consolidated financial statements reflect the cost of the land and a financing obligation equal to the original purchase price of the land prior to its sale to Equilibrium and other development and legal costs incurred.

In October 2020, we took occupancy of the completed portion of the Morehead facility, resulting in lease commencement under the Master Lease Agreement. The uncompleted portion of the Morehead facility remains under construction. At December 31, 2020, we maintain a finance lease liability with Equilibrium of $59.2 million and a right-of-use asset at cost of $56.7 million related to the completed portion of the Morehead facility. We also maintain construction-in-progress of $54.6 million and a $58.8 million financing obligation with Equilibrium related to the uncompleted portion of the Morehead facility at December 31, 2020. We control the remaining construction activities impacting the Morehead facility.

On March 1, 2021, we closed on the Membership Interest Purchase and Sale Agreement with Equilibrium that we entered into in December 2020, pursuant to which we purchased from Equilibrium 100% of the membership interests in Morehead Farm (the “Membership Interest Purchase and Sale Agreement”). The purchase price for Morehead Farm was approximately $125 million, which was equal to a multiple of Equilibrium’s cost to acquire, develop and construct the Morehead facility. At closing, Morehead Farm, a subsidiary of Equilibrium that owns the Morehead facility, became our wholly owned subsidiary. Concurrent with the closing of the Membership Interest Purchase and Sale Agreement, the Master Lease Agreement and ancillary agreements related thereto, were terminated.

Mastronardi Morehead Agreement

On March 28, 2019, we entered into an agreement with Mastronardi with regard to the output from our CEA facilities as amended on December 18, 2020, (the “Mastronardi Morehead Agreement”). Under the Mastronardi Morehead Agreement, we will sell certain output of our Morehead, Kentucky indoor farm exclusively to Mastronardi and Mastronardi will purchase all output that meets a stated quality threshold. We will receive the price at which Mastronardi sells the produce, less a fee and costs. The Mastronardi Morehead Agreement has a term of 10 years. We have a limited, one-time right to terminate the Mastronardi Morehead Agreement if certain return targets are not reached and other conditions are satisfied. Mastronardi has a right of first refusal to enter into similar arrangements with regard to any additional growing facilities we establish in Kentucky or West Virginia. We planted our first crop and initiated our first growing season in October 2020 but had not yet commenced commercial sales at December 31, 2020. Upon commencement of commercial sales from our initial harvest in the first quarter of 2021, we will derive substantially all revenue from the Mastronardi Morehead Agreement.

Factors Affecting Our Financial Condition and Results of Operations

We expect to expend substantial resources as we:

•	complete the build-out of the Morehead facility;

•	continue our first growing season, including planting of additional crops;

•	fulfill our obligations under the Mastronardi Morehead Agreement;

•	identify and invest in future growth opportunities, including new or expanded facilities and new product lines;

•	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;

•	invest in product innovation and development; and

•	incur additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

Business Combination and Public Company Costs

In September 2020, Legacy AppHarvest entered into the Business Combination Agreement with Novus and Merger Sub pursuant to which Legacy AppHarvest was to be merged with and into Merger Sub, with Legacy AppHarvest surviving the merger as a wholly-owned subsidiary of Novus. At a special meeting of Novus stockholders held on January 29, 2021, the Business Combination Agreement was approved and adopted, and the merger and all other transactions contemplated by the Business Combination Agreement were approved. On January 29, 2021, the Business Combination was consummated pursuant to the Business Combination Agreement, and Novus changed its name to AppHarvest, Inc. Following the closing of the Business Combination, Legacy AppHarvest was deemed the accounting predecessor and will be the successor registrant for SEC reporting purposes, meaning that Legacy AppHarvest’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.

While the legal acquirer in the Business Combination Agreement is Novus, for financial accounting and reporting purposes under U.S. GAAP, Legacy AppHarvest was the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by Novus for Legacy AppHarvest’s stock) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy AppHarvest in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Legacy AppHarvest became the historical consolidated financial statements of the combined company, and Novus’s assets, liabilities and results of operations were consolidated with Legacy AppHarvest beginning on the acquisition date. Operations prior to the Business Combination was presented as those of Legacy AppHarvest in future reports. The net assets of Novus were recognized at historical cost (which was consistent with carrying value), with no goodwill or other intangible assets recorded.

Upon consummation of the Business Combination and the closing of the PIPE, the most significant change in Legacy AppHarvest’s future reported financial position and results of operations was an increase in cash and cash equivalents (as compared to Legacy AppHarvest’s consolidated balance sheet at December 31, 2020) of approximately $436.5 million, including $375.0 million in gross proceeds from the PIPE by the Subscribers. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

As a consequence of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

Convertible Debt

On September 28, 2020, Legacy AppHarvest entered into a convertible promissory note with Inclusive Capital Partners Spring Master Fund, L.P., a related party, to finance capital investments and operating needs with a principal balance of $30 million. On the Closing Date, the outstanding principal and unpaid accrued interest due on the Legacy AppHarvest Convertible Notes were converted into an aggregate of 3,242,336 shares of Common Stock in accordance with the terms of the Legacy AppHarvest Convertible Notes, and such converted Legacy AppHarvest Convertible Notes were no longer outstanding and ceased to exist, and any liens securing obligations under the Legacy AppHarvest Convertible Notes were released. Absent such conversion, all unpaid interest and principal would have been due and payable upon demand on or after September 28, 2021.

Key Components of Statement of Operations

Basis of Presentation

Currently, we conduct business through one operating segment. As of December 31, 2020, we were a pre- revenue company with no commercial sales and our activities to date were limited and conducted in the United States. For more information about our basis of presentation, refer to Note 2 in our accompanying audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in this prospectus.

Our audited consolidated financial statements for the years ended December 31, 2020 and 2019, contained herein, include a summary of our significant accounting policies and should be read in conjunction with the discussion below.

Revenue

We have not generated any revenues through December 31, 2020.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist of payroll and payroll related expenses, stock-based compensation, professional services and legal fees, rent expense, marketing and advertising, communications, insurance, and various other personnel and office related costs. During the year ended December 31, 2020, start-up expenses related to pre-commencement commercial activities at the CEA facility in Morehead, Kentucky were recorded within SG&A.

Depreciation

Depreciation expense relates to the depreciation of property and equipment. Property and equipment subject to depreciation consist primarily of a building under a finance lease, machinery and equipment and leasehold improvements.

Development Fee Income from a Related Party

Development fee income represents the amortization of a one-time development fee received by us in May 2019. The fee was for limited oversight services we performed at Equilibrium’s greenhouse construction site in Morehead. The fee was amortized on a straight-line basis, consistent with the level of our services, from date of receipt through October 2020, the date when the Morehead facility reached substantial completion.

Interest Expense

Interest expense consists primarily of interest recognized per the terms of the Legacy AppHarvest Convertible Notes and our finance lease and financing obligations related to the Morehead facility.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated:

	2020	2019	$ Change	% Change
Total revenue	$—	$—	$—	$—
Operating expenses:
Selling, general and administrative expenses	16,295,530	2,716,796	13,578,734	499.8%
Depreciation	175,843	16,129	159,714	990.2%
Total operating expenses	16,471,373	2,732,925	13,738,448	502.7%
Operating loss	(16,471,373)	(2,732,925)	(13,738,448)	502.7%
Development fee income from a related party	406,004	349,788	56,216	16.1%
Loss on SAFE Note revaluation	—	(345,003)	345,003	-100.0%
Interest expense from a related party	(1,423,208)	(27,515)	(1,395,693)	5,072.5%
Other	50,058	9,634	40,424	419.6%
Loss before income taxes	(17,438,519)	(2,746,021)	(14,692,498)	535.0%
Income tax expense	9,186	—	9,186	—
Net and comprehensive loss	$(17,447,705)	$(2,746,021)	$(14,701,684)	535.4%

The following sections discuss and analyze the changes in the significant line items in our consolidated statements of operations for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Revenue

We have not generated any revenues through December 31, 2020.

Selling, General, and Administrative Expenses

SG&A for 2020 increased by $13.6 million or 499.8%, from 2019. The increase was primarily due to increased payroll and related expenses of approximately $5.0 million; an increase in professional services, including accounting and other consulting fees related to our preparation to go public, of $5.2 million; an increase in supplies and other start-up costs of $1.2 million; and an increase in software, networking, and office supplies of $0.8 million to support growing operations. These increased costs relate to the increased headcount to support the buildup of our operations, including commencement of commercial production upon substantial completion of the Morehead facility in October 2020 and preparations for becoming a public company. Headcount increased from 15 employees as of December 31, 2019, to 224 employees as of December 31, 2020.

Depreciation

Depreciation expense relates to the depreciation of property and equipment. The increase in depreciation for 2020 compared to 2019 is due to the Morehead facility, including building, machinery and equipment, being placed in service during the year ended December 31, 2020.

Development Fee Income from a Related Party

Development fee income represents the amortization of a one-time development fee received by us in May 2019. The fee was for limited oversight services we performed at Equilibrium’s greenhouse construction site in Morehead, Kentucky. The fee was amortized on a straight-line basis, consistent with the level of our services, from date of receipt through the project completion date in October 2020. The increase in development fee income of $0.1 million, or 16.1%, was primarily due to the year ended December 31, 2020 including ten months of development services versus seven months of development services in the year ended December 31, 2019.

Loss on SAFE Note Revaluation

The loss on SAFE Notes in 2019 represents the expense associated with the increase in value of these financing obligations prior to their conversion to Series A Preferred Stock in March 2019. The SAFE Notes were measured at fair value, determined using a binominal lattice model, with changes in fair value recognized in the consolidated statement of operations. There was no comparable expense in 2020.

Interest Expense

Interest expense during the year ended December 31, 2020 primarily relates to our finance lease and financing obligation for the Morehead facility which were $59.2 million and $54.6 million, respectively, at December 31, 2020, the $30.0 million Legacy AppHarvest Convertible Notes entered into in September 2020, and the $2.0 million loan entered into in May 2020 with Equilibrium to finance the purchase of equipment for the Morehead Facility. Interest expense in 2019 primarily relates to the mortgage loan between us and Equilibrium used to finance our land purchase in Morehead, Kentucky. The mortgage loan was outstanding for a 29-day period prior to the sale of the land to Equilibrium as part of the overall lease transaction.

Other Income

Other income in 2020 represents primarily interest income on the $4.0 million lease deposit required under the Master Lease Agreement with Equilibrium. This deposit was established in 2019.

Liquidity and Capital Resources

Cash and cash equivalents totaled $21.9 million and $6.0 million as of December 31, 2020 and 2019, respectively. Through December 31, 2020, our primary sources of liquidity were cash flows generated from issuances of debt and redeemable preferred stock to investors, and a development fee received from a related party in May 2019 for limited oversight services provided on construction of the CEA facility. We have incurred losses and generated negative cash flows from operations since our inception in 2018. At December 31, 2020, we had an accumulated deficit of $21.1 million. The large-scale high-tech CEA business is capital-intensive, and we expect to continue to expend significant resources related to our first growing season which had first plantings in the fourth quarter of 2020. These expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, and the cost of attracting and retaining a skilled local labor force. Additionally, as we received the proceeds from the Business Combination, including the proceeds from the PIPE, we plan to accelerate construction of our next two CEA facilities in Richmond and Berea, Kentucky. In addition, other unanticipated costs may arise due to the unique nature of the Morehead Facility, the continuation of our growing season, and the continued purchase and development of additional properties for high-tech CEA facilities. We believe we will continue to incur net losses for the foreseeable future as we continue our first growing season and then commence selling our produce. We also expect to incur additional costs associated with operating as a public company.

We believe that our cash and cash equivalents on hand at December 31, 2020 are sufficient to meet our current payroll and working capital requirements for a period of at least 12 months. We further believe that the proceeds of the Business Combination, including the proceeds from the PIPE, will be sufficient to meet our currently planned capital expenditure requirements as we build out additional large-scale high-tech CEA facilities. The amount and timing of our future funding requirements, if any, will depend on many factors, including the timing and costs of completion of our large-scale high-tech CEA facilities. We may be unable to obtain any such additional financing on reasonable terms or at all.

We could potentially use our available financial resources sooner than we currently expect and may incur additional indebtedness to meet future financing needs. Adequate additional funding may not be available to us on acceptable terms or at all. In addition, although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

Summary of Cash Flows

A summary of our cash flows from operating, investing and financing activities is presented in the following table:

	Years Ended December 31,
	2020	2019
Net cash used in operating activities	$(13,146,733)	$(5,490,681)
Net cash used in investing activities	(35,682,287)	(3,615,167)
Net cash provided by financing activities	64,706,657	14,781,811
Cash and cash equivalents, beginning of year	6,031,270	355,307
Cash and cash equivalents, end of period	$21,908,907	$6,031,270

Net Cash from Operating Activities

Net cash used in operating activities was $13.1 million for 2020 primarily due to a net loss of $17.4 million adjusted by $1.4 million in interest accrual on financing with related parties, a $3.0 million increase in inventory, offset by the return of a $4.0 million lease deposit that had been held by Equilibrium for the purpose of securing our obligations under the Master Lease Agreement related to our Morehead facility and a $3.1 million increase in accounts payable and accrued expenses.

Net cash used in operating activities was $5.5 million for 2019 due to net loss of $2.7 million adjusted by $0.1 million in stock compensation expense, a $0.3 million revaluation of SAFE Notes to market value, a $0.3 million increase in accounts payable, and an increase of $0.4 million in deferred income, offset by a payment of a $4.0 million lease deposit to Equilibrium for the purpose of securing our obligations under the Master Lease Agreement related to our Morehead facility.

Net Cash from Investing Activities

Cash used in investing activities was $35.7 million for 2020, representing purchases of property and equipment, principally the purchases of property and equipment to continue the build out of the Morehead facility, as well land purchased for development in Richmond and Berea.

Cash used in investing activities was $3.6 million for 2019, representing purchases of property and equipment, principally the purchase of land in Morehead.

Net Cash from Financing Activities

Cash from financing activities was $64.7 million for 2020, reflecting $32.0 million in borrowings from the Legacy AppHarvest Convertible Notes and $32.9 million in net proceeds from the issuance of redeemable convertible preferred stock.

Cash from financing activities was $14.8 million for 2019, reflecting $3.8 million in borrowings from a land mortgage loan and related financing and $11.0 million in net proceeds from the issuance of redeemable convertible preferred stock.

Contractual Obligations

Our contractual obligations consist primarily of short-term financing obligations, loan agreements, operating leases and finance leases. These contractual obligations impact our short-term and long-term liquidity and capital needs. The table below is presented as of December 31, 2020.

	Payments Due by Period
		Less than			More than
	Total	1 Year	1 – 3 Years	3 – 5 Years	5 Years
Contractual obligations
Other leases	$1,900,510	$258,225	$551,089	$541,708	$549,488
Total contractual obligations	$1,909,510	$258,225	$551,089	$541,708	$549,488

The table above does not include our contractual obligations related to our Morehead financing obligation or Morehead lease. On March 1, 2021, we closed on the Membership Interest Purchase and Sale Agreement that we entered with Equilibrium in December 2020, pursuant to which we purchased 100% of the membership interests in Morehead Farm. The purchase price was approximately $125 million. At closing, Morehead Farm, a subsidiary of Equilibrium that owns the Morehead facility, became our wholly owned subsidiary. Concurrent with the closing of the Membership Interest Purchase and Sale Agreement, the Master Lease Agreement and ancillary agreements related thereto were terminated. The table above also does not include amounts related to the construction of our Richmond and Berea CEA facilities, as the timing and amounts of future expenditures are currently unknown.

Off-Balance Sheet Arrangements

As of December 31, 2020 and 2019, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results could differ from those estimates and assumptions.

Stock-Based Compensation

We recognize in our Consolidated Statements of Operations and Comprehensive Loss the grant-date fair value of stock options and restricted stock awards issued to employees and directors. Our options are subject only to service-based vesting conditions. Our RSUs are subject to both service-based vesting conditions and performance-based vesting conditions that would be satisfied upon certain liquidity events, including, but not limited to, the Business Combination. Stock-based compensation expense is recognized on a straight- line basis over the associated service period of the award, which is generally the vesting term. We recognize forfeitures of awards as they occur.

We estimate the fair value of our stock option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the fair value of the Common Stock, expected term, expected volatility, risk-free interest rate and expected dividends.

Fair Value of Common Stock — Historically, as there has been no public market for our Common Stock, the fair value of the Common Stock was determined by the board of directors based in part on valuations of the Common Stock prepared by a third-party valuation firm. See the subsection titled “Fair Value of Common Stock” below.

Expected Term — The expected term of the options represents the average period the stock options are expected to remain outstanding. As we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, the expected term of options granted is derived from the average midpoint between the weighted average vesting and the contractual term, also known as the simplified method.

Expected Volatility — Since, before the closing of the Business Combination, we were not a public company and did not have any trading history for Common Stock, the expected volatility is based on the historical volatilities of the Common Stock of comparable publicly traded companies.

Risk-Free Interest Rate — The risk-free interest rate is based on the yield of zero-coupon U.S. Treasury notes as of the grant date with maturities commensurate with the expected term of the awards.

Expected Dividends — The expected dividends assumption is based on the expectation of not paying dividends in the foreseeable future; therefore, we used an expected dividend yield of zero.

The grant date fair value for our stock options granted in 2020 and 2019 were based on the following assumptions used within the Black-Scholes option pricing model:

	2020	2019
Expected term	5.80	5.72
Risk-free interest rate	0.41%	2.27%
Expected volatility	49.45%	40.98%
Expected dividend yield	—%	—%

Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, our equity-based compensation could be materially different.

Fair Value of Common Stock

In connection with the preparation of the consolidated financial statements for the years ended December 31, 2020 and 2019, we reexamined the valuation of the Common Stock. In connection with that reexamination, we prepared retrospective appraisals of the fair value of the Common Stock for financial reporting purposes. Prior to this reexamination, the contemporaneous valuations were prepared to comply with Section 409A of the Code. As a result, the contemporaneous valuations were not performed under the fair value framework as set forth under Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”) and did not take into account the guidance provided in the American Institute of Certified Public Accountants’ (“AICPA”) Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Accordingly, the contemporaneous valuations had limited value for purposes of financial reporting under U.S. GAAP. Therefore, in connection with the preparation of our consolidated financial statements, we re-assessed the fair value of the Common Stock for financial reporting purposes by having retrospective valuations performed in accordance with the fair value framework under ASC 820 and the AICPA Technical Practice Aid. We believe that the valuation methodologies used in the retrospective valuations are reasonable and consistent with the AICPA Practice Aid.

For the retrospective valuations, we used the option-pricing method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and the Common Stock are inferred by analyzing these options. Specifically, we used the OPM backsolve method to estimate the fair value of the Common Stock, which derives the implied equity value for the Common Stock from a contemporaneous transaction involving the issuance of our preferred stock. We used the OPM back solve method because we were at an early stage of development and future liquidity events were difficult to forecast. We applied a discount for lack of marketability to account for a lack of access to an active public market.

In connection with the grants of stock-based awards in July 2020 through December 2020, we obtained contemporaneous valuations of the Common Stock. We used a hybrid probability-weighted expected return method (“hybrid PWERM”). Under the hybrid PWERM, the value of the Common Stock is estimated based upon an analysis of future values for us assuming various possible future liquidity events. Share value is based upon the probability-weighted present value of expected future net cash flows, considering each of the possible future events, as well as the rights and preferences of each share class. In our application of the hybrid PWERM, two scenarios are considered: a “favorable exit” or “merger” scenario and a “remain private” scenario. The option-pricing method (“OPM”) is used to allocate value in the “remain private” scenario. Under the OPM, shares are valued as a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. In the July 2020 valuation of the Common Stock, we used the hybrid PWERM to back solve to the contemporaneous Series C preferred stock financing. We applied an incremental discount for lack of marketability to the Common Stock. The grants of stock-based awards in July 2020 through December 2020 contain a performance and service vesting condition. Vesting of these stock-based awards is dependent upon a liquidity event, which had not occurred at December 31, 2020. Accordingly, we have not recognized any stock-based compensation related to these stock-based awards as of December 31, 2020.

After the closing of the Business Combination, our board of directors will determine the fair value of each share of Common Stock underlying stock-based awards based on the closing price of our Common Stock as reported by Nasdaq on the date of grant.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on AppHarvest’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, including a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (critical audit matters); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Guidance

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Currency Risk

While substantially all of our business is conducted in the United States, we purchase inventory and equipment from suppliers in Europe. As a result, we are exposed to risk from fluctuations in exchange rate between the Euro and the U.S. dollar. As we expand our operations in conjunction with receipt of the proceeds of the Business Combination, including the proceeds from the PIPE, to include building our own large-scale high-tech CEA facilities, our exposure to risk from fluctuations in exchange rate between the Euro and the U.S. dollar will increase.